Exhibit 10.34

2006 Stock Plan For Non-Employee Directors
of Honeywell International Inc.

RESTRICTED UNIT AGREEMENT

     RESTRICTED UNIT AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Date of Grant”), between Honeywell International Inc. (the “Company”) and [DIRECTOR NAME].

1.

Grant of Award. The Company has granted you [NUMBER] Restricted Units, subject to the provisions of this Agreement and the 2006 Stock Plan For Non- Employee Directors of Honeywell International Inc. (the “Plan”). The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.	Payment Amount. Each Restricted Unit and Additional Restricted Unit represents one (1) Share of Common Stock.

3.

Vesting. Except in the event of your death, Disability, or a Change in Control, the restrictions on the Restricted Units and Additional Restricted Units will lapse and vest one hundred percent (100%) on the fifth anniversary of the Date of Grant.

Your vested right will be determined on the earliest of (a) the fifth (5th ) anniversary of the Date of Grant, (b) upon your death or Disability, or (c) the occurrence of a Change in Control. No partial credit will be given for partial years of service as a director.

4.

Form and Timing of Payment. Vested Restricted Units and vested Additional Restricted Units will be redeemed solely for Shares unless otherwise determined by the Committee. Payment on vested Restricted Units and Additional Restricted Units will be made as soon as practicable following the lapse of the restrictions on the Restricted Units and Additional Restricted Units but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the restrictions lapse unless subject to a deferral of payment election as provided in Section 6. Any fractional Units shall be paid in cash.

5.

Additional Restricted Units. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Units (“Additional Restricted Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Units and Additional Restricted Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on such dividend payment date,

Additional Restricted Units equal to the total number of unvested Restricted Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Units to which they relate.

6.

Deferral of Payment. If you would like to defer payment on the Restricted Units, you may make a request to the Committee in writing in the form and at the time designated by the Committee. You must elect a payment schedule with the request for deferral on a form provided by the Committee for this purpose. The Committee may, in its sole discretion, determine whether to permit deferral of payment in the manner requested provided that permission shall not be granted if the deferral would, within the determination of the Committee, result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. If the Committee does not accept your proposed payment schedule, then payment will be made as provided in Section 4. You will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each deferred Restricted Unit and Additional Restricted Unit that is credited to your bookkeeping account on a dividend record date. Such Dividend Equivalents will be paid in cash in a lump sum as soon as practicable following the dividend record date but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the Dividend Equivalents vest.

7.

Termination of Directorship. If you cease to be a director of the Company for any reason other your death or Disability, any Restricted Units and Additional Restricted Units that have not vested as of the date of the termination of your directorship will immediately be forfeited, and your rights with respect to these Restricted Units and Additional Restricted Units will end.

8.

Death or Disability. If you case to be a director of the Company because of your death or Disability, any vesting restrictions on Restricted Units and Additional Restricted Units will lapse, and payment will be made in accordance with Section 4 or Section 6, as applicable. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

9.

Change in Control. In the event of a Change in Control, any restrictions on Restricted Units and Additional Restricted Units that have not lapsed or terminated as of the date of Change in Control will immediately lapse.

10.

Withholdings. The Company shall have the power and the right to deduct or withhold, or require you to remit to the Company, prior to any issuance or delivery of Shares on Restricted Units, an amount sufficient to satisfy any taxes that might be imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social

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security contributions that are required by law to be withheld as determined by the Company.

11.

Transfer of Award. You may not transfer the Restricted Units, Additional Restricted Units or any interest in such Units except as permitted by Section 11 of the Plan. Any other attempt to dispose of your interest will be null and void.

12.

Restrictions on Payment of Shares. Payment of Shares for your Restricted Units and Additional Restricted Units is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares underlying the Restricted Units and Additional Restricted Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

13.	Adjustments. Any adjustments to the Restricted Units and Additional Restricted Units will be governed by Section 9 of the Plan.

14.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Units or Additional Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.

Plan Terms Govern. The vesting and redemption of Restricted Units or Additional Restricted Units, the disposition of any Shares received for Restricted Units or Additional Restricted Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

16.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue as a member of the Board of Directors of the Company or will prejudice the rights of the Board of Directors or shareowners of the Company with respect to your nomination and election. Payment of your Restricted Units and Additional Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the

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Company pursuant to the Restricted Units or Additional Restricted Units until Shares are actually delivered to you.

17.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units and the Additional Restricted Units.

18.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

19.

Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan and the Plan’s prospectus; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded. You must accept this Award by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date of this Agreement.

I Accept:

______________________________ Signature Date

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